CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 103 to the registration statement on Form N-1A (File No. 333-515) (“Registration Statement”) of our reports dated December 14, 2009 for Putnam Absolute Return 500 and 700 Funds, relating to the financial statements and financial highlights appearing in the October 31, 2009 Annual Report of Putnam Absolute Return 500 and 700 Funds, each a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights” and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 23, 2010